Exhibit 99.2

BG Medicine, Inc. Reports Inducement Grant Under NASDAQ Listing Rule 5635(c)(4)

WALTHAM, Mass., May 10, 2013 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), a diagnostics company focused on the development and commercialization of novel cardiovascular tests, announced today that the company granted a stock option to Paul Sohmer, M.D., the company’s newly appointed President and Chief Executive Officer, on May 10, 2013. The stock option was granted as an inducement material to Dr. Sohmer’s acceptance of employment with the company in accordance with NASDAQ Listing Rule 5635(c)(4), which, under these circumstances, provides an exception to the stockholder approval requirements and allows for the grant of this stock option to be made outside the company’s stockholder-approved equity plans.

The inducement stock option was approved by the company’s Board of Directors, which is comprised of a majority of independent directors. The inducement stock option entitles Dr. Sohmer to purchase 460,480 shares of the company’s common stock, at an exercise price of $1.67, which was the closing price of the company’s common stock on the grant date of the stock option. The stock option has a ten-year term and vests as to 25% on May 8, 2014 and as to the remaining 75% in equal installments on a quarterly basis during the three-year period following May 8, 2014, provided that Dr. Sohmer is employed by the company on each such vesting date. The stock option will become fully vested in the event of a change of control.

About BG Medicine, Inc.

BG Medicine, Inc. (Nasdaq:BGMD) is a diagnostics company focused on the development and commercialization of novel cardiovascular tests to address significant unmet medical needs, improve patient outcomes and reduce healthcare costs. The Company has two products: the BGM Galectin-3® test for use in patients with chronic heart failure is available in the United States and Europe; and the CardioSCORE™ test for the risk prediction of major cardiovascular events is expected to be launched in Europe in the first half of 2013. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

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